Exhibit 10.1

SEVERANCE AND CONSULTING SERVICES AGREEMENT

This Severance and Consulting Services Agreement (the “Agreement”) is made as of this 30th day of June, 2017 by and between American Superconductor Corporation (the “Company”), and David A. Henry (the “Executive”).

WHEREAS, the Executive (i) served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer until April 4, 2017 when he stepped down from those roles effective that date, and (ii) since April 4, 2017 he has served as an employee to assist with the transition of the Executive’s former responsibilities and other related matters;

WHEREAS, the Executive’s employment is ultimately terminating as a result of a Company restructuring and the Company and the Executive believe that it is in their mutual best interests for that to occur on June 30, 2017 (the “Termination Date”);

WHEREAS, the Executive and the Company are parties to an Amended and Restated Executive Severance Agreement dated December 23, 2008 (“Executive Agreement”) and an offer letter dated June 7, 2007 (the “Offer Letter”) that provides certain benefits to the Executive in connection with his termination;

WHEREAS, the Executive and the Company believe that it is in their mutual interests to terminate the Executive Agreement and Offer Letter and provide for the benefits and obligations in accordance with this Agreement;

WHEREAS, the Executive holds 16,667 shares of time-based restricted stock awards issued to him under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Stock Incentive Plan”), which pursuant to their terms will be forfeited to the Company on the Termination Date;

WHEREAS, the Executive desires to complete his transition to pursue other opportunities and the Company desires to retain the Executive to provide consulting services to the Company set forth in Paragraph 2 below, provided that he signs, returns and does not revoke the Agreement as set forth in Paragraph 15 below;

WHEREAS, the Company also agreed to offer the Executive the Severance Benefits (as defined below) set forth in Paragraph 3 below, provided that he signs, returns and does not revoke the Agreement as set forth in Paragraph 15 below; and

WHEREAS, as part of this Agreement, on June 28, 2017, the Company received authorization from the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to award 16,667 restricted stock units under the 2007 Stock Incentive Plan (which is equal to the number of shares of time-based restricted stock awards forfeited by the Executive on the Termination Date), with each such restricted stock unit representing the right to receive one share of common stock, $0.01 par value per share of the Company (the “Common Stock”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. Resignation of Offices. Effective as of the Termination Date, the Executive hereby resigns from, and shall no longer serve in, any officer or other position with the Company or any of its subsidiaries or affiliates, except as specifically provided in Paragraph 2. Effective as of the Termination Date, the Executive hereby resigns from, and shall cease to hold, any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its subsidiaries, except as otherwise specifically provided in Paragraph 2.

2. Consulting Services.

(a) Consulting Period. The Company shall retain the Executive as a consultant to the Company from the Termination Date through the date that is nine (9) months after the Termination Date unless the Company elects to terminate this consulting period prior to the end of the nine (9) month period for any reason by providing written notice to the Executive. The period of time during which the Executive is actually retained as a consultant shall be the “Consulting Period.”

(b) Consulting Services. During the Consulting Period, the Executive shall make himself available to provide consulting services (the “Services”) within his areas of expertise as requested by the Company. The Company’s Chief Financial Officer shall be the Executive’s sole contact for such Services unless otherwise mutually agreed between the Executive and the Company. Notwithstanding the foregoing, the Company and the Executive intend that the level of bona fide services which Executive shall perform for the Company pursuant to this Paragraph 2(b) shall not exceed nineteen percent (19%) of the average level of bona fide services performed by Executive for the Company over the thirty-six (36) month period immediately preceding the Termination Date.

(c) Consulting Fees. During the Consulting Period, the Company will pay the Executive consulting fees of one hundred fifty dollars ($150.00) per hour of Services performed (the “Consulting Fees”). The Consulting Fees shall be paid bi-weekly pursuant to invoices that the Executive submits to the Company’s Chief Financial Officer, along with reasonable detail regarding the hours of service and the Services provided. Except as otherwise expressly provided herein and notwithstanding the terms of any other agreement or any benefit plan of the Company or its affiliates to the contrary, from and after the Termination Date, the Executive shall not be entitled to any employee or other benefits or compensation as a result of or in connection with providing the Services pursuant to this Paragraph 2.

(d) Protection of Information. The Executive agrees that, during the Consulting Period and thereafter, he will not, except for the purposes of performing the Services, use or disclose any confidential or proprietary information or materials of the Company. Any and all work product the Executive creates in the course of performing the Services will be the sole and exclusive property of the Company and deemed work for hire. The Executive hereby assigns to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services.

3. Severance Benefits. Provided the Executive timely signs and returns this Agreement no earlier than his Termination Date but no later than August 14, 2017, and does not timely revoke this Agreement in accordance with Paragraph 15, the Company will provide him, subject to the terms and conditions set forth in Attachment A, the following severance benefits (the “Severance Benefits”):

(a) Severance Pay.

(i) Cash Severance Payments. Subject to Paragraph 3(a)(ii) of this Agreement, the Company will pay to the Executive $468,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his current base salary (the “Cash Severance Pay”). Subject to Paragraph 3(f), the Cash Severance Pay will be paid on a pro-rata basis as salary continuation over eighteen (18) months in accordance with the Company’s regular payroll practices.

(ii) Equity Severance Payment. In lieu of unpaid Cash Severance Pay, otherwise payable from and after January 1, 2018, the Company may, at its sole and absolute discretion, issue to the Executive an award of immediately vested shares of Common Stock (the “Equity Severance Payment”) under the 2007 Stock Incentive Plan. The Equity Severance Payment, if any, shall be made in 2018 and shall consist of that number of shares of Common Stock equal to the remaining unpaid Cash Severance Pay multiplied by 1.2, then divided by the closing stock price per share of Common Stock on the Nasdaq Global Select Market as of the last business day prior to the issuance of the Equity Severance Payment.

(b) Grant of Restricted Stock Units. On or prior to June 30, 2017, the Compensation Committee will grant to the Executive 16,667 restricted stock units under the 2007 Stock Incentive Plan and the Company’s applicable award agreement (the “RSU Award”), with each such restricted stock unit representing the right to receive one share of Common Stock. The RSU Award will vest on the eighth (8th) day after the Executive’s execution and timely return of this Agreement (provided he has not revoked his acceptance of the Agreement). In addition, Executive’s signature below indicates his agreement that all applicable taxes and withholdings with respect to the RSU Award will be satisfied by his irrevocable election to “sell to cover” an appropriate number of shares of Common Stock through his Company E-Trade account (or other brokerage account with a broker chosen by the Company). If the Executive does not execute or return this Agreement on or before August 14, 2017 or timely revokes his acceptance of this Agreement thereafter, then the RSU Award shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Executive or any further action by the Executive.

(c) Option Grants. The Executive acknowledges and agrees that as of the Termination Date, he will no longer be an “Eligible Participant” under the Executive’s applicable option agreements with respect to all of the Executive’s outstanding stock options to purchase Common Stock of the Company granted under the 2007 Stock Incentive Plan and held by the Executive on the Termination Date.

(d) COBRA Continuation. Subject to Paragraph 3(f), provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as he does not become eligible for coverage under another group health plan maintained by a subsequent employer, for a period of up to eighteen (18) months following the Termination Date, the Company shall pay the share of the premium for family health and family dental coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage; provided, however, that (i) the Company and the Executive mutually agree that if such payments by the Company would cause the Company to be subject to material tax liability or penalties, the parties will make reasonable efforts to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence, and (ii) to the extent such benefits cannot be provided to non-employees, then the Executive will receive the cash equivalent thereof, based on the cost thereof to the Company, paid proportionately over an eighteen (18) month period. All other Company benefits will end on the Termination Date.

(e) Outplacement. Subject to Paragraph 3(f), the Company will pay up to $5,000 in connection with either the Executive’s use of outplacement services and/or to pay reasonable fees incurred by the Executive for his professional affiliations, memberships and/or certifications. All costs for the services and reimbursement of fees will be paid by the Company provided the Executive initiates use of such services or incurs such fees, as applicable, by December 31, 2017.

(f) Ability to Terminate Payments. In the event the Executive is in breach of or violates any provision of this Agreement, including but not limited to the post-employment obligations set forth in Paragraphs 7, 8 and 9, the Company shall have the right to immediately cease making any remaining payments or providing benefits to the Executive pursuant to this Agreement. Executive further agrees that if any remaining payments or benefits cease pursuant to this section (f) of Paragraph 3, the Release of Claims set forth in Paragraph 4 shall remain in full force and effect and that to the extent the Executive has not exercised outstanding options with the Company, such ability to exercise such options will terminate immediately and automatically as of the date the Company notifies the Executive in writing of such termination. Such written notification will be mailed to the Executive’s last known address in the Company’s records.

4. Release of Claims. (a) In consideration of the payment of the Severance Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive now has or ever has had against any or all of the Released Parties, from the beginning of time until the date of execution of this Agreement, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149 § 148 (as further explained below) all as amended; all common law claims including, but not limited to, actions in defamation, intentional or negligent infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

Massachusetts Wage Act Waiver. By signing this Agreement, the Executive acknowledges that he is waiving any future claims against the Company under Mass. Gen. Laws ch. 149 § 148—the Massachusetts Wage Act. These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities.

(b) Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by the Executive of, or prevents the Executive from making or asserting: (i) any claim or right the Executive may have under COBRA; (ii) any claim or right the Executive may have for unemployment insurance or workers’ compensation benefits; (iii) any vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim or right that may arise after the execution of this Agreement; (v) any claim or right the Executive may have under this Agreement; or (vi) any right or claim that cannot be waived by applicable law.

(c) Nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that he acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding).

5. Business Expenses and Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him except as provided in this Agreement.

6. Return of Company Property. The Company and the Executive agree that the Executive is entitled to keep his Company-issued laptop computer and iPhone. The Executive represents and warrants that the laptop computer and iPhone have been cleansed of all Company confidential and proprietary information. Except with respect to the foregoing, the Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including but not limited to those that the Executive developed or helped to develop during his employment. Other than with respect to computer accounts or professional subscriptions in the Company’s name for the Executive’s benefit, the Executive further confirms that he has cancelled all other accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts. With respect to such computer accounts or professional subscriptions, if any, the Executive further agrees to work with the Company to make sure that such computer accounts or professional subscriptions are cancelled as soon as practicable after the Termination Date.

7. Continuing Obligations. The Executive hereby acknowledges, reaffirms and covenants to comply with his obligations as set forth in the American Superconductor Corporation Employee Nondisclosure and Developments Agreement dated July 9, 2007 (the “Nondisclosure Agreement”). Notwithstanding anything to the contrary in the Nondisclosure Agreement or this Agreement, nothing shall limit the Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator (including in accordance with the provisions and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, and Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or any other whistleblower protection provisions of federal or state law or regulation). Further, in accordance with the Defend Trade Secrets Act, the Company hereby notifies the Executive that (a) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret information under seal, and does not disclose the trade secret, except pursuant to court order.

8. Additional Post-Employment Obligations. In consideration of, among other things, the eligibility to receive the Severance Benefits, and without limiting any other obligations of the Executive to the Company and its subsidiaries and affiliates, the Executive agrees to abide by the following post-employment obligations:

(a) Noncompetition. For the period commencing on Termination Date and ending on December 31, 2018 (the “Restricted Period”), and subject to the limitations set forth in this Paragraph 8, the Executive agrees that he shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity or through any affiliate, family member or otherwise, anywhere in the United States of America, Austria, China, India or Romania, participate in, provide assistance to, or have a financial or other interest in any Competing Enterprise defined in Paragraph (d) below. The ownership of less than a one percent (1%) interest in a Competing Enterprise whose shares are traded on a recognized stock exchange or traded on the over-the-counter market shall not be deemed to constitute financial participation by the Executive in a Competing Enterprise.

(b) Non-solicitation. (a) The Executive agrees that during the Restricted Period he will not:

(i) contact, solicit or service any customers or prospective customer of the Company that were solicited or served on behalf of the Company during the Executives employment (hereafter “Active Customers”);

(ii) directly or indirectly request or advise Active Customers or suppliers, vendors or other business contacts of the Company who currently have, or have had, business relationships with the Company during the Executives employment, to withdraw, curtail or cancel any of their business or relations with the Company; and

(iii) directly or indirectly induce or attempt to induce any employee or contractor of the Company whom the Executive had contact during his employment with the Company to terminate its, his or her relationship or breach its, his or her agreements with the Company.

(c) Nothing in this Agreement shall otherwise prohibit any future employer of the Executive from hiring employees or contractors of the Company without the Executive’s involvement, aid, assistance or counsel.

(d) For purposes of this Paragraph 8, “Competing Enterprise” shall have the following meaning: any enterprise, company or business unit of a large company, engaged in the design, development, manufacture, licensing or sale of power electronic equipment for use in 1 MVAR or higher reactive compensation and power quality applications, or utility scale wind turbines (generally at least 2,000 kw). Competing Enterprise shall also include, but not be limited to, any enterprise, organization or business unit of a large company involved in the design, development, manufacture, licensing or sale of high temperature, utility scale superconductor-based products. For example, Competing Enterprise shall include, but not be limited to: S&C Electric and business units of General Electric, Siemens, ABB Ltd and Schneider Electric which are engaged in the design, development, manufacture, licensing or sale of power electronics for use in large scale products for reactive compensation, power quality or utility scale wind turbines (generally at least 2,000 kw).

(e) The Executive agrees that any breach of the terms of this Paragraph 8 would result in irreparable injury and damage the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of any such breach or any threat of breach, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek immediate injunctive relief, without having to post a bond or other security, and to recover all costs and expenses incurred by the Company, including reasonable attorneys’ fees and costs, in the event that the Company prevails in connection with such action. The terms of this Paragraph 8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive further agrees that the covenants set forth in this Paragraph 8 are reasonable and valid, and the Executive waives all defenses to the strict enforcement thereof.

9. Non-Disparagement. The Executive shall not at any time make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its current or former directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition.

10. Representations and Warranties. The Executive represents and warrants that while he was employed by the Company he complied with all of the Company’s policies and practices in effect from time to time and that all of the actions taken by him on behalf of the Company or in furtherance of its business were in compliance with all applicable laws and regulations.

11. Continued Assistance. The Executive agrees that during the time period he is receiving the Severance Benefits stated in this Agreement, he will provide all reasonable cooperation to the Company. The Company agrees to reimburse the Executive for reasonable business expenses incurred in such cooperation and to be reasonable in its requests for assistance.

12. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

13. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15. Acknowledgments. The Executive acknowledges that he has been given at least forty-five (45) days to consider this Agreement, including Attachments A and B, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Executive agrees and acknowledges that he has requested certain changes to this Agreement which the Company has made. The parties agree that these changes do not restart the forty-five (45) day consideration period. Executive understands that he may revoke the Agreement for a period of seven (7) days after he signs this Agreement by notifying John R. Samia, Esq., General Counsel and Corporate Secretary, in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

16. Eligibility for Severance Program. Attached to this Agreement as Attachment B is a description of (i) any class, unit or group of individuals covered by the program of enhanced severance benefits and any applicable time limits regarding such enhanced severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such enhanced severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such enhanced severance benefit program. As the Executive was party to the Executive Agreement with the Company, he shall only receive benefits in accordance with this Agreement and not in accordance with the enhanced severance benefit program described above or any other severance plan or program.

17. Nature of Agreement. The Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company, or the Executive.

18. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

19. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof.

20. Entire Agreement. This Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to the Executive’s consulting services, severance benefits and the settlement of claims against the Company and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Offer Letter and the Executive Agreement. Nothing in this paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in Paragraphs 7 and 8 above, or any other restrictive covenant, confidentiality or similar obligation of the Executive.

21. Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (together with Treasury Regulations and other written guidance, “Section 409A”). Further, such payments and benefits shall be subject to the terms and conditions set forth in Attachment A, as applicable. The Company makes no representation or warranty and shall have no liability to the Executive or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Severance and Consulting Services Agreement as of the day and year first set forth above.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn	6/30/17

	Daniel P. McGahn President and Chief Executive Officer	Date

DAVID A. HENRY

/s/ David A. Henry		6/30/17
Date

ATTACHMENT A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Attachment A, any severance payments or benefits (“Severance”) that may be due under the Agreement to which this Attachment A is attached shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the cessation of his employment. The following rules shall apply with respect to distribution of the Severance to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the Severance under the Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company (within the meaning of Paragraph 2 of this Exhibit B), he is not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, he is a specified employee, then:

(i) Each installment of the Severance due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(ii) Each installment of the Severance that is not paid within the Short-Term Deferral Period and that would, absent this subparagraph, be paid within the six-month period following the separation from service of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).

3. All payments or reimbursements provided to the Executive under Section 3(e) of the Agreement shall be paid or reimbursed in accordance with Treasury Regulation Section 1.409A-1(b)(9)(v) and in no event later than December 31, 2017.

2